U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GLYECO, INC.

(Name of the Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate offering price:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration No.:

	(3)	Filing Party:

	(4)	Date Filed:

Supplement to Proxy Statement

GLYECO, INC.

230 Gill Way

Rock Hill, SC 29730

Telephone: (866) 960-1539

This Supplement to Proxy Statement (this “Supplement”) supplements and amends the definitive proxy statement (the “Proxy Statement”) of GlyEco, Inc. (the “Company”) for its 2017 Annual Meeting of Stockholders (the “Annual Meeting”), which was filed with the Securities and Exchange Commission on October 13, 2017.

The purpose of this Supplement is to modify the Company’s discussion of the 2017 Employee Stock Purchase Plan (the “2017 ESPP”) in the Proxy Statement to correct certain typographical errors in the discussion of the 2017 ESPP.

The section on Eligibility under Proposal No. 5 at Page 50 of the Proxy Statement is hereby amended to read:

Eligibility

Any individual who is an Employee of the Company or a Designated Subsidiary on the first Trading Day of each Offering Period shall be eligible to participate in the 2017 ESPP.  Employees who are ineligible to participate include (i) Employees who have been employed less than 30 days prior to the applicable Offering Period; (ii) Employees whose customary employment with the Company is twenty (20) hours or less per week; (iii) Employees whose customary employment with the Company is for not more than five (5) months in any calendar year; and (iv) Employees who are residents of or employed in any jurisdiction in which the 2017 ESPP is prohibited under Applicable Law.   An eligible Employee may become a participant in the 2017 ESPP by completing a Subscription Agreement authorizing payroll deductions.

No Employee shall be granted an option under the 2017 ESPP: (i) to the extent that, immediately after the grant, such Employee would own stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the stock of the Company or of any Subsidiary thereof; or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries would accrue at a rate which exceeds Two Hundred Fifty Thousand Dollars ($250,000) of fair market value of such stock for each calendar year in which such option is outstanding at any time.

The section on Payroll Deductions under Proposal No. 5 at Page 50 of the Proxy Statement is hereby amended to read:

Payroll Deductions

At the time a participant files his or her Subscription Agreement, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount not exceeding fifty percent (50%) of the compensation that he or she receives on each payday during the Offering Period. All payroll deductions made for a participant shall be credited to his or her account under the 2017 ESPP and shall be withheld in whole percentages only. A participant may not make any additional payments into such account. To the extent necessary to comply with Section 423(b)(8) of the Code, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period.

These typographical changes are being made to reconcile the disclosure in the Proxy Statement to Appendix C, which contains the full 2017 ESPP. There are no changes to the 2017 ESPP in Appendix C.

Additional Information

This Supplement is first being distributed to stockholders on or about October 31, 2017, and should be read together with the Proxy Statement. Proxies that have already been submitted, and which are not subsequently revoked or changed as described below, will be voted at the Annual Meeting as indicated. Detailed information regarding voting procedures can be found in the Proxy Statement. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

●	You may submit another properly completed proxy card with a later date.

●	You may submit a new vote by telephone or Internet.

●	You may vote by ballot at the Annual Meeting.

●	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary as follows: GlyEco, Inc., Attn: Corporate Secretary, at PO Box 10112, Rock Hill, SC 29731.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Except for the amendments set forth above, this Supplement does not modify, amend, supplement or otherwise affect the Proxy Statement. To the extent that information in this Supplement differs from information disclosed in the Proxy Statement, the information in this Supplement applies. The Proxy Statement and this Supplement have been filed with the Securities and Exchange Commission and are also available in digital form for download or review at http://www.proxyvote.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON NOVEMBER 14, 2017:

The Notice of Annual Meeting, Proxy Statement (including this Supplement) and Annual Report on Form 10-K are available at http://www.proxyvote.com.

Rock Hill, South Carolina	By Order of the Board of Directors,

October 31, 2017	/s/ Ian Rhodes
Ian Rhodes Chief Executive Officer